FIRST AMENDMENT TO THE
AGL RESOURCES INC. NONQUALIFIED SAVINGS PLAN
(as amended and restated effective January 1, 2009)

THIS AMENDMENT to the AGL Resources Inc. Nonqualified Savings Plan (the “Plan”) is made on this 18th day of December, 2009, by the Administrative Committee of the Plan (the “Committee”).

W I T N E S S E T H :

WHEREAS, AGL Resources Inc. maintains the Plan, which was most recently amended and restated effective as of January 1, 2009, for the benefit of a select group of management and highly compensated employees; and

WHEREAS, Section 10.1 of the Plan provides that the Committee has the authority to amend the Plan at any time, subject to certain restrictions that do not apply; and

WHEREAS, the Committee desires to amend the Plan to (i) clarify the formula for calculating matching contributions; and (ii) provide that participant deferral elections will apply only to the year for which they are made, rather than remaining in effect from year-to-year until modified for a subsequent year;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of December 18, 2009:

1.	Section 3.1(b)(2) is amended to read as follows:

(2)           Terms, Modification and Revocation.  A Participant may change his Deferral Election and/or Bonus Deferral Election for the Plan Year any time prior to the deadline specified in subsection (b)(1)(A) above, subject to any restrictions or procedures determined by the Administrative Committee, but may not make any changes to his Deferral Election after making an election under subsection (b)(1)(B) above.  In the event that the Administrative Committee permits a Bonus Deferral Election to be made under subsection (b)(1)(C) above, the Participant may change his Bonus Deferral Election any time prior to the deadline specified in subsection (b)(1)(C), but not after any earlier deadline established by the Administrative Committee.  Upon the applicable deadline, each Participant’s Deferral Election and/or Bonus Deferral Election, or failure to elect, shall become irrevocable for the Plan Year except as provided under this subsection (2).  A Participating Company may terminate an Active Participant’s Deferral Election and/or Bonus Deferral Election as permitted under Code §409A, including (i) upon his receipt of a hardship withdrawal as provided in Section 7.5 of the Plan, and (ii) no later than the end of the calendar year or the 15th day of the third calendar month, whichever is later, following the date the Active Participant incurs a disability (defined for this purpose as a medically determinable physical or mental impairment resulting in the Active Participant’s inability to perform the duties of his or her position or any substantially similar position, which can be expected to result in death or to last for a continuous period of at least 6 months).  An Active Participant shall not have a direct or indirect election as to whether the Participating Company’s discretion under the preceding sentence will be exercised.  Each Active Participant’s Deferral Election and Bonus Deferral Election shall remain in effect only for the year for which it is made.  An Active Participant may make a new Deferral Election and/or Bonus Deferral Election prior to the beginning of a Plan Year for Before-Tax Contributions attributable to services performed during that Plan Year.  Upon an Active Participant’s Separation from Service, his Deferral Election shall remain in effect through the end of the then-current Plan Year, and his Bonus Deferral Election shall apply to the Bonus(es) (if any) earned for the then-current Plan Year.

2.	Section 3.2 is amended to read as follows:

3.2           Matching Contributions.

(a)           CAE Participants.  For each Active Participant (other than those described in subsection (b) hereof) on whose behalf a Participating Company has made any Before-Tax Contributions to the Plan for the Plan Year, such Participating Company shall make a Matching Contribution equal to the difference between:

(1) 65% of the lesser of (A) the sum of the Participant’s Before-Tax Contributions under this Plan, plus the maximum amount of elective deferrals permitted under the RSP (without taking into account catch-up contributions) for the Plan Year pursuant to Code §402(g), and (B) 8% of the Participant’s Compensation; minus

(2) the maximum matching contribution an Active Participant could receive under the RSP for such Plan Year (without regard to whether the Active Participant actually receives such maximum matching contribution).

(b)           FAE Participants.  For each Active Participant who is eligible to accrue benefits under Section 4.6(a)(1) of the AGL Resources Inc. Retirement Plan, on whose behalf a Participating Company has made any Before-Tax Contributions to the Plan for the Plan Year, such Participating Company shall make a Matching Contribution equal to the difference between:

(1) 65% of the lesser of (A) the sum of the Participant’s Before-Tax Contributions under this Plan, plus the maximum amount of elective deferrals permitted under the RSP (without taking into account catch-up contributions) for the Plan Year pursuant to Code §402(g), and (B) 6% of the Participant’s Compensation; minus

(2) the maximum matching contribution an Active Participant could receive under the RSP for such Plan Year (without regard to whether the Active Participant actually receives such maximum matching contribution).

(c)           Timing.  Matching Contributions shall be made to the Plan once each year within the period of two months following the last day of each Plan Year.

IN WITNESS WHEREOF, the Committee has caused its duly authorized member to execute this First Amendment on the date first written above.

ADMINISTRATIVE COMMITTEE

By:           /s/ Martin Friedgood

Name:     Martin Friedgood

Date:       December 18, 2009